                                                                    EXHIBIT 99.2


                               SCHULER HOMES, INC.

                             1992 STOCK OPTION PLAN

                  (AS AMENDED AND RESTATED AS OF APRIL 3, 2001)

                                  ARTICLE ONE

                               GENERAL PROVISIONS

INTRODUCTION

         This 1992 Stock Option Plan (the "Plan") was assumed by Schuler Homes, Inc., a Delaware corporation (formerly known as Schuler Holdings, Inc.) (the "Corporation") as a result of a reorganization, pursuant to the Agreement and Plan of Reorganization, dated September 12, 2000, amended January 15, 2001 (the "Reorganization Agreement"), by and among Schuler Residential, Inc., a Delaware corporation (formerly known as Schuler Homes, Inc.) ("Schuler Residential"), Apollo Real Estate Investment Fund, L.P., a Delaware limited partnership, Blackacre WPH, LLC, a Delaware limited liability company, Highridge Pacific Housing Investors, L.P., a California limited partnership, AP WP Partners, L.P., a Delaware limited partnership, AP Western GP Corporation, a Delaware corporation, AP LHI, Inc., a California corporation, and LAMCO Housing, Inc., a California corporation, and the terms of the Agreement and Plan of Merger entered into between the Corporation, Schuler Residential and Schuler Reorganization Sub, Inc., a Delaware corporation and wholly owned subsidiary of Schuler Homes ("Merger Agreement"). Pursuant to the Merger Agreement, Schuler Reorganization Sub was merged with and into Schuler Residential and Schuler Residential became a wholly-owned subsidiary of the Corporation.

         At the effective time of the reorganization, each outstanding option to purchase shares of Schuler Residential Class A Common Stock issued pursuant to this Plan was assumed by the Corporation in such a manner that each option was converted into an option to purchase shares of the Corporation's Class A Common Stock, with each such option to otherwise be exercisable upon the same terms and conditions provided in this Plan. No options will be granted under this Plan after the effective date of the reorganization. The Plan is hereby amended and restated to reflect the transactions contemplated by the Reorganization Agreement. For purposes of this Plan, the reorganization is not a "Corporate Transaction," "Change of Control" or "Hostile Takeover".

I.       PURPOSES OF THE PLAN

         A. This 1992 Stock Option Plan is hereby adopted to promote the interests of the Corporation, by providing a method whereby eligible individuals may be offered the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation (or its parent or subsidiary corporations).

         B. For purposes of the Plan, the following provisions shall be applicable in determining the parent and subsidiary corporations of the
Corporation:

                  Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a PARENT corporation of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a SUBSIDIARY of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

II.      STRUCTURE OF THE PLAN

         A. OPTION PROGRAMS. The Plan shall be divided into two separate components: the Discretionary Option Grant Program described in Article Two and the Automatic Option Grant Program described in Article Three. Under the Discretionary Option Grant Program, eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Class A Common Stock in accordance with the provisions of Article Two. Under the Automatic Option Grant Program, each eligible member of the Corporation's Board of Directors (the "Board") will automatically receive an option grant to purchase shares of Class A Common Stock in accordance with the provisions of Article Three.

         B. GENERAL PROVISIONS. Unless the context clearly indicates otherwise, the provisions of Articles One and Four of the Plan shall apply to the Discretionary Option Grant Program and the Automatic Option Grant Program and shall accordingly govern the interests of all individuals under the Plan.

III.     ADMINISTRATION OF THE PLAN

         A. The Plan shall be administered by a committee ("Committee") of two
(2) or more Board members appointed by the Board. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

         B. The Committee as Plan Administrator shall have full power and authority (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Discretionary Option Grant Program and to make such determinations under the Plan and any outstanding option as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties with an interest in any outstanding option under the Plan.

         C. Administration of the Automatic Option Grant Program shall be self-executing in accordance with the express terms and conditions of Article Three.

IV.      ELIGIBILITY FOR OPTION GRANTS

         A. The persons eligible to participate in the Option Grant Program under Article Two of the Plan shall be limited to the following:

            (i) officers and other key employees of the Corporation (or its parent or subsidiary corporations) who render services which contribute to the management, growth and financial success of the Corporation (or its parent or subsidiary corporations);

            (ii) non-employee members of the Board (or its parent or subsidiary corporations); and

            (iii) those consultants or independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations).

         B. Individuals eligible to participate in the Automatic Option Grant Program shall be (i) those individuals who are serving as non-employee Board members on the Effective Date or who are first elected or appointed as non-employee Board members after such date, whether through appointment by the Board or election by the Corporation's stockholders, and (ii) those individuals who continue to serve as non-employee Board members after one or more Annual Stockholders Meetings held after the Effective Date.

         C. The Plan Administrator shall have full authority to determine which eligible individuals are to receive discretionary option grants under the Plan, the number of shares to be covered by each such grant, whether the granted option is to be an incentive stock option ("Incentive Option") which satisfies the requirements of Section 422 of the Internal Revenue Code or a non-statutory option not intended to meet such requirements, the time or times at which each such option is to become exercisable, and the maximum term for which the option is to remain outstanding.

V.       STOCK SUBJECT TO THE PLAN

         A. Shares of the Corporation's Class A Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Class A Common Stock or from reacquired shares of Class A Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Class A Common Stock which may be issued over the term of the Plan shall not exceed 1,036,524 shares.

         B. No one person participating in the Plan may receive options or separately exercisable stock appreciation rights for more than 500,000 shares of Class A Common Stock in the aggregate for each calendar year.

         C. Shares of Class A Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (i) the options expire or terminate for any reason prior to exercise in full or (ii) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two. Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the original exercise price paid per share, pursuant to the Corporation's repurchase rights under the Plan, shall be added back to the number of shares of Class A Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent options under the Plan. Shares subject to any stock appreciation rights exercised under the Plan shall reduce on a share-for-share basis the number of shares of Class A Common Stock available for subsequent issuance under the Plan. In addition, should the exercise price of an option under the Plan be paid with shares of Class A Common Stock or should shares of Class A Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option under the Plan, then the number of shares of Class A Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Class A Common Stock issued to the holder of such option.

         D. In the event any change is made to the Class A Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Class A Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the number and/or class of shares issuable under the Plan, (ii) the number and/or class of shares for which any one person may be granted options or separately exercisable stock appreciation rights under the Plan, (iii) the number and/or class of shares and price per share in effect under each outstanding option under the Plan and (iv) the number of shares of Class A Common Stock to be made the subject of each subsequent automatic grant. The purpose of such adjustments to the outstanding options shall be to preclude the enlargement or dilution of rights and benefits under such options.

                                  ARTICLE TWO

                              OPTION GRANT PROGRAM

I.       TERMS AND CONDITIONS OF OPTIONS

         Options granted pursuant to this Article Two shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Options or non-statutory options. Individuals who are not Employees may only be granted non-statutory options under this Article Two. Each option granted shall be evidenced by one or more instruments in the form approved by the Plan Administrator. Each such instrument shall, however, comply with the terms and conditions specified below, and each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section II of this Article Two.

         A. OPTION PRICE.


            (1) Administrator. In no event, however, shall the option price per share be less than eighty-five percent (85%) of the fair market value per share of Class A Common Stock on the date of the option grant.

            (2) The option price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section VI of this Article Two and the instrument evidencing the grant, be payable as follows:

                - full payment in cash or check drawn to the Corporation's order;

                - full payment in shares of Class A Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date (as such term is defined below);

                - full payment through a combination of shares of Class A Common
                  Stock held by the optionee for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at fair market value on the Exercise Date and cash or cash equivalent; or

                - the option price may also be paid through a broker-dealer sale and remittance procedure pursuant to which the optionee shall provide (I) irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation in connection with such purchase and (II) written instructions to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

         For purposes of this subparagraph 2, the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

            (3) The fair market value per share of Class A Common Stock on any relevant date under the Plan shall be determined in accordance with the following provisions:

                - If the Class A Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) per share of Class A Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Class A Common Stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist shall be determinative of fair market value.

                - If the Class A Common Stock is at the time listed or admitted to trading on any national stock exchange, then the fair market value shall be the closing selling price per share of Class A Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Class A Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Class A Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                - If the Class A Common Stock is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

         B. TERM AND EXERCISE OF OPTIONS.


         Each option granted under this Article Two shall be exercisable at such time or times, during such period, and for such number of shares as shall be determined by the Plan Administrator and set forth in the instrument evidencing the option grant. No such option, however, shall have a maximum term in excess of ten (10) years from the grant date. During the lifetime of the optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution following the optionee's death. Non-statutory options may, to the extent permitted by the Plan Administrator, be assigned in whole or in part during the Optionee's lifetime (i) as a gift to one or more members of the Optionee's immediate family, to a trust in which the optionee and/or one or more such family members hold more than fifty percent (50%) of the beneficial interest or to an entity in which the optionee and/or one or more such family members hold more than fifty percent (50%) of the voting interests or (ii) pursuant to a domestic relations order. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

            C. TERMINATION OF SERVICE.

               (1) Except to the extent otherwise provided pursuant to Section VII of this Article Two, the following provisions shall govern the exercise period applicable to any options held by the optionee at the time of cessation of Service or death.

                - Should the optionee cease to remain in Service for any reason other than death or permanent disability, then the period for which each outstanding option held by such optionee is to remain exercisable shall be limited to the three (3)-month period following the date of such cessation of Service.

                - In the event such Service terminates by reason of permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code), then the period for which each outstanding option held by the optionee is to remain exercisable shall be limited to the twelve (12)-month period following the date of such cessation of Service.

                - Should the optionee die while in Service or during the three
                  (3)-month period following his or her cessation of Service, then the period for which each of his or her outstanding options is to remain exercisable shall be limited to the twelve (12)-month period following the date of the optionee's death. During such limited period, the option may be exercised by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution.

                - Under no circumstances, however, shall any such option be exercisable after the specified expiration date of the option term. - Each such option shall, during such limited exercise period, be exercisable for any or all of the shares for which the option is exercisable on the date of the optionee's cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

            (2) The Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the optionee under this Article Two to be exercised, during the limited period of exercisability provided under subparagraph 1 above, not only with respect to the number of shares for which each such option is exercisable at the time of the optionee's cessation of Service but also with respect to one or more subsequent installments of purchasable shares for which the option would otherwise have become exercisable had such cessation of Service not occurred.

            (3) For purposes of the foregoing provisions of this Section I.C (and for all other purposes under the Plan):

                - The optionee shall be deemed to remain in the Service of the
                  Corporation for so long as such individual renders services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee, a non-employee member of the Board or an independent consultant or advisor.

                - The optionee shall be considered to be an Employee for so long as such individual remains in the employ of the Corporation or one or more of its parent or subsidiary corporations, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

         D. STOCKHOLDER RIGHTS.

         An optionee shall have no stockholder rights with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price for the purchased shares and been issued a stock certificate for such shares.

II.      INCENTIVE OPTIONS

         The terms and conditions specified below shall be applicable to all Incentive Options granted under this Article Two. Incentive Options may only be granted to individuals who are Employees of the Corporation. Options which are specifically designated as "non-statutory" options when issued under the Plan shall not be subject to such terms and conditions.

         A. OPTION PRICE. The option price per share of the Class A Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the fair market value of such Class A Common Stock on the grant date.

         B. DOLLAR LIMITATION. The aggregate fair market value (determined as of the respective date or dates of grant) of the Class A Common Stock for which one or more options granted to any Employee after December 31, 1986 under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted.

         C. 10% STOCKHOLDER. If any individual to whom an Incentive Option is granted is the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing 10% or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations, then the option price per share shall not be less than one hundred and ten percent (110%) of the fair market value per share of

Class A Common Stock on the grant date, and the option term shall not exceed five (5) years, measured from the grant date.

         Except as modified by the preceding provisions of this Section II, the provisions of the Plan shall apply to all Incentive Options granted hereunder.

III.     CORPORATE TRANSACTIONS/CHANGES IN CONTROL

         A. In the event of any of the following stockholder approved transactions (a "Corporate Transaction"):

            (i) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Corporation's incorporation, or

            (ii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger, then the exercisability of each option outstanding under this Article Two shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Class A Common Stock at the time subject to such option and may be exercised for all or any portion of such shares. However, an outstanding option under this Article Two shall not so accelerate if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such option is to be replaced by a comparable cash incentive program of the successor corporation based on the option spread at the time of the Corporate Transaction, or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of grant. The determination of comparability under clause (i) or (ii) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

         B. Upon the consummation of the Corporate Transaction, all outstanding options under this Article Two shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company.

         C. Each outstanding option under this Article Two which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Class A Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, provided the aggregate option price payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

         D. The grant of options under this Article Two shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         E. The Plan Administrator shall have the discretionary authority, exercisable either in advance of any actually-anticipated Change in Control or at the time of an actual Change in Control, to provide for the automatic acceleration of one or more outstanding options under this Article Two upon the occurrence of the Change in Control. The Plan Administrator shall also have full power and authority to condition any such option acceleration upon the subsequent termination of the optionee's Service within a specified period following the Change in Control.

         F. For purposes of this Section III, a Change in Control shall be deemed to occur in the event:

            (i) any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 ("1934 Act")) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer; or

            (ii) there is a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) cease, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

         G. Any options accelerated in connection with the Change in Control shall remain fully exercisable until the expiration or sooner termination of the option term.

         H. The exercisability as incentive stock options under the Federal tax laws of any options accelerated under this Section III in connection with a Corporate Transaction or Change in Control shall remain subject to the dollar limitation of Section II.

IV.      CANCELLATION AND REGRANT OF OPTIONS

         The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding options under this Article Two and to grant in substitution new options under the Plan covering the same or different numbers of shares of Class A Common Stock but having an option price per share not less than eighty-five percent (85%) of the fair market value of the Class A Common Stock on the new grant date (or one hundred percent (100%) of such fair market value in the case of an Incentive Option).

V.       STOCK APPRECIATION RIGHTS

         A. Provided and only if the Plan Administrator determines in its discretion to implement the stock appreciation right provisions of this Section V, one or more optionees may be granted the right, exercisable upon such terms and conditions as the Plan Administrator may establish, to surrender all or part of an unexercised option under this Article Two in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the fair market value (on the option surrender date) of the number of shares in which the optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate option price payable for such vested shares.

         B. No surrender of an option shall be effective hereunder unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the optionee shall accordingly become entitled under this
Section V may be made in shares of Class A Common Stock valued at fair market value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

         C. If the surrender of an option is rejected by the Plan Administrator, then the optionee shall retain whatever rights the optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

         D. One or more officers of the Corporation subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's sole discretion, be granted limited stock appreciation rights in tandem with their outstanding options under this Article Two. Upon the occurrence of a Hostile Take-Over, each outstanding option with such a limited stock appreciation right shall automatically be cancelled and the optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Class A Common Stock at the time subject to the cancelled option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate exercise price payable for such shares. The cash distribution payable upon such cancellation shall be made within five (5) days following the consummation of the Hostile Take-Over. Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option cancellation and cash distribution.

         E. For purposes of Section V.D, the following definitions shall be in effect:

         A Hostile Take-Over shall be deemed to occur in the event any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer which the Board does not recommend the Corporation's stockholders to accept.

         The Take-Over Price per share shall be deemed to be equal to the greater of (a) the fair market value per share on the date of cancellation, as determined pursuant to the valuation provisions of Section I.A.3 of this Article Two, or (b) the highest reported price per share paid in effecting such Hostile Take-Over. However, if the cancelled option is an Incentive Option, the Take-Over Price shall not exceed the clause (a) price per share.

         F. The shares of Class A Common Stock subject to any option surrendered or cancelled for an appreciation distribution pursuant to this Section V shall not be available for subsequent option grant under the Plan.

VI.      LOANS OR GUARANTEE OF LOANS

         The Plan Administrator may assist any optionee (including any officer) in the exercise of one or more outstanding options under this Article Two by (a) authorizing the extension of a loan to such optionee from the Corporation, (b) permitting the optionee to pay the option price for the purchased Class A Common Stock in installments over a period of years or (c) authorizing a guarantee by the Corporation of a third-party loan to the optionee. The terms of any loan, installment method of payment or guarantee (including the interest rate and terms of repayment) will be established by the Plan Administrator in its sole discretion. Loans, installment payments and guarantees may be granted without security or collateral (other than to optionees who are consultants or independent contractors, in which event the loan must be adequately secured by collateral other than the purchased shares), but the maximum credit available to the optionee shall not exceed the sum of (i) the aggregate option price (less par value) of the purchased shares plus (ii) any Federal and state income and employment tax liability incurred by the optionee in connection with the exercise of the option.

VII.     EXTENSION OF EXERCISE PERIOD

         The Plan Administrator shall have full power and authority to extend the period of time for which any option granted under this Article Two is to remain exercisable following the optionee's cessation of Service or death from the limited period in effect under Section I.C.1 of this Article Two to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.

                                 ARTICLE THREE

                         AUTOMATIC OPTION GRANT PROGRAM

I.       ELIGIBILITY

         A. ELIGIBLE OPTIONEES. The individuals eligible to receive automatic option grants pursuant to the provisions of this Article Three shall be limited to the following:

            (i) each individual who is serving as a non-employee member of the Board on the Effective Date; and

            (ii) each individual who is first appointed or elected as a non-employee Board member at any time after the Effective Date.

II.      TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

         A. GRANT DATES. Option grants will be made under this Article Three on the dates specified below:

            (i) Each individual who first becomes a non-employee Board member at any time after the Effective Date of this Plan, whether through election at an Annual Stockholders Meeting or through appointment by the Board, shall automatically be granted, at the time of such initial election or appointment, a non-statutory stock option to purchase 20,000 shares of Class A Common Stock upon the terms and conditions of this Article Three.

            (ii) On the date of each Annual Stockholders Meeting held after the Effective Date, beginning with the 1993 Annual Stockholders Meeting, each individual who is at the time serving as a non-employee member of the Board shall automatically be granted at that meeting, whether or not such individual is standing for re-election as a Board member at that particular meeting, a non-statutory option under the Plan to purchase 5,000 shares of Class A Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months prior to the date of such meeting. As of the effective date of the reorganization, no new options under this Article Three will be granted.

            (iii) In no event shall any Board member be granted options to purchase greater than 45,000 shares of Class A Common Stock in the aggregate. The 20,000-share limitation on the initial automatic option grants and 5,000-share limitation on the subsequent automatic option grants to be made to each non-employee Board member shall be subject to periodic adjustment pursuant to the applicable provisions of paragraph V.C of Article One.

         B. EXERCISE PRICE. The exercise price per share shall be equal to one hundred percent (100%) of the fair market value per share of Class A Common Stock on the automatic grant date.

         C. PAYMENT. The exercise price shall be payable in one of the alternative forms specified below:

            (i) full payment in cash or check made payable to the Corporation's order;

            (ii) full payment in shares of Class A Common Stock held for the requisite period necessary to avoid a charge to the Corporation's reported earnings and valued at fair market value on the Exercise Date (as such term is defined below);

            (iii) full payment in a combination of shares of Class A Common Stock held for the requisite period necessary to avoid a charge to the Corporation's reported earnings and valued at fair market value on the Exercise Date and cash or check payable to the Corporation's order; or

            (iv) the option price may also be paid through a broker-dealer sale and remittance procedure pursuant to which the optionee shall provide irrevocable written instructions (I) to the designated broker-dealer to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds an amount equal to the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation by reason of such purchase and
(II) to the Corporation to deliver the certificates for the purchased shares directly to such broker-dealer. For purposes of this subparagraph, the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation, and the fair market value per share of Class A Common Stock on any relevant date shall be determined in accordance with the provisions of paragraph I.A.3 of Article Two. Except to the extent the sale and remittance procedure specified above is utilized for the exercise of the option, payment of the exercise price for the purchased shares must accompany such notice.

         D. OPTION TERM. Each automatic grant under this Article Three shall have a maximum term of ten (10) years measured from the automatic grant date.

         E. EXERCISABILITY. Each automatic option became exercisable with respect to 25% of the option shares upon completion of one (1) year of Board service measured from the option grant date and with respect to the balance of the option shares in a series of successive, equal monthly installments over the thirty-six (36) month period thereafter, provided the Optionee remains in Board service through that date.

         F. EFFECT OF TERMINATION OF BOARD MEMBERSHIP.

            (1) Should the optionee cease to be a Board member for any reason (other than death) while holding an automatic option grant under this Article Three, then such optionee shall have a six (6)-month period following the date of such cessation of Board membership in which to exercise such option for any or all of the vested shares of Class A Common Stock for which the option is exercisable at the time the optionee ceases service as a Board member.

            (2) Should the optionee die while serving as a Board member or during the six (6)-month period following his or her cessation of Board service, then the option may subsequently be exercised, for any or all of the vested shares of Class A Common Stock for which the option is exercisable at the time of the optionee's cessation of Board membership, by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution. Any such exercise must, however, occur within six (6) months after the date of the optionee's death.

            (3) In no event shall any automatic grant under this Article Three remain exercisable after the specified expiration date of the ten (10)-year option term. Upon the expiration of the applicable exercise period in accordance with subparagraphs 1 and 2 above or (if earlier) upon the expiration of the ten
(10)-year option term, the automatic grant shall terminate and cease to be exercisable.

         G. STOCKHOLDER RIGHTS. The holder of an automatic option grant under this Article Three shall have no stockholder rights with respect to any shares covered by such option until such individual shall have exercised the option, paid the exercise price for the purchased shares and been issued a stock certificate for such shares.

         H. REMAINING TERMS. The remaining terms and conditions of each automatic option grant shall be as the terms in effect for option grants made under the Option Grant Program.

III.     CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

         A. In the event of a Corporate Transaction (as such term is defined in Section III.A of Article Two), then the shares of Class A Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the shares of Class A Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Class A Common Stock. Upon the consummation of the Corporate Transaction, all automatic option grants under this Article Three shall terminate and cease to be outstanding.

         B. In connection with any Change in Control (as such term is defined in Paragraph V.E of Section III of Article Two above), the shares of Class A Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date for the Change in Control, become fully exercisable for all of the shares of Class A Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Class A Common Stock.

         C. Upon the occurrence of a Hostile Take-Over, each outstanding automatic option grant shall automatically be cancelled in return for a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Class A Common Stock at the time subject to the cancelled option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate exercise price payable for such shares. The cash distribution payable upon such cancellation shall be made within five
(5) days following the consummation of the Hostile Take-Over. Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option cancellation and cash distribution.

         D. For purposes of this Article Three, Hostile Take-Over shall have the meaning assigned to such term in paragraph V.E of Section III of Article Two. The Take-Over Price per share shall be deemed to be equal to the greater of (a) the fair market value per share on the date of cancellation, as determined pursuant to the valuation provisions of paragraph I.A.3 of Article Two, or (b) the highest reported price per share paid in effecting such Hostile Take-Over.

         E. The shares of Class A Common Stock subject to each option cancelled in connection with the Hostile Take-Over shall not be available for subsequent issuance under this Plan.

         F. The automatic option grants outstanding under this Article Three shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                                  ARTICLE FOUR

                                  MISCELLANEOUS

I.       AMENDMENT OF THE PLAN

         The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever. However, no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

II.      TAX WITHHOLDING

            A. The Corporation's obligation to deliver shares or cash upon the exercise of stock options or stock appreciation rights granted under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

            B. The Plan Administrator may, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of SEC Rule 16b-3) provide any or all holders of outstanding option grants under the Plan with the election to have the Corporation withhold, from the shares of Class A Common Stock otherwise issuable upon the exercise of such options, one or more of such shares with an aggregate fair market value equal to the designated percentage (any multiple of 5% specified by the optionee) of the Federal and state withholding taxes ("Taxes") incurred in connection with the acquisition of such shares. In lieu of such direct withholding, one or more optionees may also be granted the right to deliver shares of Class A Common Stock to the Corporation in satisfaction of such Taxes. The withheld or delivered shares shall be valued at the fair market value on the applicable determination date for such Taxes or such other date required by the applicable safe-harbor provisions of SEC Rule 16b-3.

III.     EFFECTIVE DATE AND TERM OF PLAN

            A. The Plan became effective in January 1992 at the time of the Corporation's initial public offering (the "Effective Date"). The Plan was amended and restated on March 22, 1999 to effect the following changes: (i) increase the number of shares of Class A Common Stock available for issuance by 500,000 shares; (ii) impose a limit on the maximum number of shares for which any one individual may be granted options and separately exercisable stock appreciation rights over the term of the Option Plan; (iii) render the non-employee Board members eligible to receive option grants under the Discretionary Option Grant Program; (iv) eliminate the restriction that the individuals who serve as Plan Administrator may not receive any discretionary option grants from the Corporation while serving as Plan Administrator or during the twelve month period preceding appointment as Plan Administrator; (v) require stockholder approval of future amendments to the Plan only to the extent necessary to satisfy applicable laws or regulations; (vi) allow the shares issued under the Plan which are subsequently reacquired by the Corporation pursuant to the Corporation's exercise of its repurchase rights to be added back to the share reserve available for future issuance under the Plan; (vii) extend the term of the Plan to March 21, 2009; and (viii) effect a series of additional changes to the provisions of the Plan (including the transferability of non-statutory stock options and the elimination of the six (6)-month holding period requirement as a condition to the exercise of stock appreciation rights) in order to take advantage of the recent amendments to Rule 16b-3 of the Securities and Exchange Commission which exempts certain officer and director transactions under the Plan from the short-swing liability provisions of the Federal securities laws. The Plan was amended and restated on April 3, 2001 to reflect the assumption of the Plan by the Corporation pursuant to the Reorganization Agreement.

         B. The Plan shall terminate upon the earlier of (i) March 21, 2009 or
(ii) the date on which all shares available for issuance under the Plan have been issued as vested shares pursuant to the exercise of options granted under Article Two or Article Three. If the date of termination is determined under clause (i) above, then no options outstanding on such date shall be affected by the termination of the Plan, and such securities shall thereafter continue to have force and effect in accordance with the provisions of the stock option agreements evidencing such options.

IV.      USE OF PROCEEDS

         Any cash proceeds received by the Corporation from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

V.       REGULATORY APPROVALS

         The implementation of the Plan, the granting of any option hereunder, and the issuance of stock upon the exercise or surrender of any such option shall be subject to the procurement by the Corporation of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the stock issued pursuant to it.

VI.      NO EMPLOYMENT/SERVICE RIGHTS

         Neither the action of the Corporation in establishing or restating the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the restated Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Corporation (or any parent or subsidiary corporation) for any period of specific duration, and the Corporation (or any parent or subsidiary corporation retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause.